Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 26th day of March 2021, effective as of the 3rd day of May 2021 (the “Effective Date”) by and between Champion Home Builders, Inc. (the “Company”) and Timothy Larson (the “Executive”).

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company, and its parent company, Skyline Champion Corporation (“Skyline”), therefore wishes to employ the Executive as its Chief Growth Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.Term. The Executive’s employment hereunder shall continue until terminated in accordance with Section 5 hereof. Such period is hereafter referred to as the “Term.”

3.	Capacity and Performance.

(a)During the Term, the Executive shall serve the Company and Skyline as its Chief Growth Officer.

(b)During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board of Directors of Skyline Champion Corporation (the “Board”).

(c)During the Term, the Executive shall devote his business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates.  The Executive should not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement that would restrict his ability to advance the business.  The Company is aware of Executive’s participation on the Board of Directors of Spectro Alloys and Botanic Innovations and his role as an investor and member in Growth for Good Holdings and Technical Outfitters LLC and consents to Executive’s continued participation in these entities.  Participation on the Board of Directors of any other entity is

Exhibit 10.11

subject to the consent of the Chief Executive Officer.

4.Compensation and Benefits.  As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Three Hundred Ninety Thousand Dollars ($390,000) per annum, payable in accordance with the payroll practices of the Company and subject to increases from time to time by the Board in the Board’s sole discretion (such base salary, as from time to time increased, the “Base Salary”). Each fiscal year, the Board, in consultation with the CEO, shall conduct a review of the Executive’s compensation to determine appropriate increases as the Board determines to be reasonable. The review shall include consideration of the Executive’s individual performance and the level of compensation paid to the similar executives of peer companies.  Additionally, the Executive will be granted a one-time sign on bonus in the amount of One Hundred and Fifty Thousand Dollars ($150,000), payable on the first payroll following the Effective Date.  If the Executive chooses to terminate employment with the Company within 24 months, or is terminated by the Company For Cause, the Executive will be responsible to refund the sign on bonus in entirety if terminated for cause, or prorated based on months of service through termination date in the event of voluntary termination.

(b)Annual Bonus.  For each fiscal year completed during the Term, commencing with the 2022 fiscal year, the Executive shall be eligible to participate in an annual bonus plan. Depending on your start date, the bonus may be prorated for the 2022 fiscal year, which starts April 4, 2021.  The Executive’s annual target bonus shall be seventy-five percent (75%) of the Base Salary (the “Target Bonus”), with a maximum annual bonus of one hundred fifty percent (150%) of the Base Salary, with the actual amount of his bonus, if any, to be determined by the Board, in consultation with the CEO, in accordance with the Executive’s performance against performance objectives the for Executive and for the Company set by the Board, in consultation with the CEO.  Other than provided for in Sections 5(a), 5(b), 5(d) and 5(e), the Executive, in order to be eligible to earn an annual bonus for any fiscal year occurring during the Term hereof, must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally.

(c)Equity Incentive.  During the Term, the Executive shall be eligible to participate in the Company’s long-term incentive plan (“LTIP”) as defined and determined by the Board and approved during the 2018 Annual Shareholders Meeting or similar such plans as designed by Board.  The Executive’s annual target LTIP award shall be two hundred percent (200%) of the Base Salary (the “Target LTIP”), with the actual amount of his LTIP, if any, to be determined by the CEO and Board, in accordance with the Executive’s performance against performance objectives for Executive and for the Company set by the Board and as defined in the Company’s LTIP.  Other than as provided for in specific LTIP award agreements for each individual LTIP award, the Executive, in order to be eligible to earn an annual award for any fiscal year occurring during the Term hereof, must be employed on the date payment of such award is made to Company executives generally.  Within 30 days of Effective Date, Executive will be eligible to receive a 2021 LTIP award equal to 200% of then base salary.

Exhibit 10.11

(d)Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent otherwise agreed herein. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  Except as otherwise provided in any plan or agreement or as prohibited by law, the Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.  Notwithstanding any employee benefit plan document relating to the purchase of a home from the Company, the Executive shall be entitled to obtain a discount on the purchase of home from the Company as of the Effective Date, in accordance with the discount generally available to Company employees.

(f)Business Expenses and In-Kind Benefits.  The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Any reimbursement of expenses or the provision of any in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (along with the rules and regulations thereunder, “Section 409A”), shall be subject to the following additional rules: (A) no reimbursement of any such expense or provision of any in-kind benefit, shall affect the Executive’s right to reimbursement of any other such expense, or the provision of any other in-kind benefit, in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than seventy-five (75) days following the end of the fiscal year in which the expense was incurred; and (C) the right to receive reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

5.Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the circumstances specified in this Section 5. The effective date of any such termination of employment is hereinafter referred to as the “Termination Date”.

(a)Death.  In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Executive’s estate shall be entitled to receive: (i) (A) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, including pay for any vacation time earned but not used through the date of termination, and any Annual Bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination

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Date, payable at the same time as bonuses are paid to Company executives generally, and payable in accordance with the Company’s regular payroll practices on the Company’s next regular pay date following the Termination Date (or earlier, if so required by applicable law) and (B) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the last sentence of Section 4(f) shall be paid not later than the deadline specified therein (all of the foregoing, subject to the timing of payment rules therein, “Final Compensation”) and (ii) a prorated Annual Bonus for the fiscal year in which termination occurs, calculated in the same manner and paid at the same time as bonuses payable to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date. The Company shall have no further obligation to the Executive hereunder.

(b)	Disability.

(i)The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes Disabled as defined in Section 409A during his employment hereunder. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of (A) Final Compensation, and (B) a prorated Annual Bonus for the fiscal year in which termination occurs, calculated in the same manner and paid at the same time as bonuses payable to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date.

(ii)The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for long-term disability income benefits under the Company’s long-term disability income plan or until the termination of his employment, whichever shall first occur.  Notwithstanding anything in this Section 5(b)(ii) to the contrary, and for the avoidance of doubt, the combination of Base Salary and short-term disability income benefits (if any) during the period of Executive’s disability shall not exceed the amount of compensation and benefits that the Executive would have received during such period had the Executive been actively at work during such period.

(iii)While receiving long-term disability income payments under the Company’s long-term disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to

Exhibit 10.11

participate in Company benefit plans in accordance with Section 4(e) and subject to the terms of such plans, until the termination of his employment.

(iv)If any question shall arise as to whether during any period the Executive is Disabled, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection so as to determine whether the Executive is Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, in consultation with the CEO, shall constitute Cause for termination:

(i)refusal or failure to perform (other than by reason of disability), or material negligence in the performance of the Executive’s duties and responsibilities to the Company or its Affiliates, which refusal or failure to perform or material negligence is not cured within 30 days after written notice from the Company or such Affiliates;

(ii)commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft;

(iii)breach of fiduciary duties (including a violation of the Company’s or any of its Affiliate’s code of ethics) on the part of the Executive;

(iv)gross negligence or willful misconduct in the performance of employment, which negligence or misconduct is not cured within 30 days after written notice from the Company, and which willful act or misconduct could reasonably be expected to be injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(v)the material breach by Executive of any provision of any agreement to which such Executive and the Company or any or its Affiliates are party which is not cured within the applicable period provided for in such agreement; or

(vi)breach by the Executive of the terms of Paragraph 9 herein (the “Restrictive Covenants”).

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for his Final Compensation.

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(d)	By the Company Other than for Cause.

(i)The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

(ii)In the event of the Executive’s Separation from Service (as defined below) pursuant to this Section 5(d), in addition to Final Compensation, the Executive will be entitled to the following payments and benefits, provided that the Executive satisfies all conditions to such entitlement, including without limitation, continued compliance with the Restrictive Covenants and signing and returning to the Company a timely and effective Employee Release in accordance with subsection (iii) below:

(A)For the period of the twelve 12) months following the Termination Date (the “Termination Period”), the Company shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date, and, subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans at the same rate as is in effect for active employees of the Company (the “Company’s Contribution Amount”), provided that the Executive is entitled to continue such participation under applicable laws and plan terms. If Executive is not permitted to continue such participation, then Company shall pay to medical and dental insurance providers designated by Employee the Company’s Contribution Amount during the Termination Period.

(B)Executive shall be paid any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date.  Such bonus shall be payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of Termination Date.

(iii)Any obligation of the Company to the Executive hereunder, other than for his Final Compensation, is conditioned, however, on the Executive’s timely and effective execution of the form of release included with this Agreement as Exhibit A, by the deadline specified therein (any such release submitted by such deadline, the “Employee Release”) and delivering it to the Company not later than the deadline specified therein, which shall not be later than the sixtieth (60th) calendar day following the date of his Separation from Service.  Subject to Section 5(g) below, severance pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the Termination Date,

Exhibit 10.11

being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the Termination Date. The Release of Claims required for separation benefits in accordance with this Section 5(d) or Section 5(e) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it.

(e)	By the Executive for Good Reason.

(i)The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(ii)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent:  (A) a material adverse change in the Executive’s responsibilities, duties and/or authority; (B) a material diminution in the Base Salary, (C) a change in Executive’s principal work location which is more than fifty (50) miles from Executive’s principal work location as of the Effective Date, provided, that, for the avoidance of doubt, Executive’s business related travel to Company locations outside of the Executive’s principal work location as of the Effective Date shall not constitute, or provide the basis for, Good Reason; (D) a breach by the Company of any material provision of this Agreement; or (E) in the event of an asset sale of the Company, the failure of any successor to the Company to expressly assume the Company’s obligations under this Agreement.

(iii)In the event of a Separation from Service in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination or, if any such benefits are payable, that the Executive waives his rights thereto, then, in addition to Final Compensation, the Executive will be entitled to the severance benefits provided in Section 5(d)(ii) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing and return to the Company of a timely and effective Employee Release in accordance with Section 5(d)(iii) above.

(f)By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of the Executive’s termination of employment pursuant to this Section 5(f), the Company may elect to waive all or any part of the period of notice, and, if the Company so elects, the Company will pay the Executive his Base Salary for the portion of the notice period so waived.  The Company shall have no further obligation to the Executive, other than for his Final Compensation.

Exhibit 10.11

(g)Timing of Payments; Definition of “Separation from Service.” If at the time of the Executive’s Separation from Service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six (6) months. For purposes of this Agreement, “Separation from Service” (and correlative terms such as “Separate from Service”) shall mean a “separation from service” as defined in Treas. Regs. § 1.409A-1(h), and the term “specified employee” shall mean an individual determined by the Company to be a specified employee under Treas. Regs. § 1.409A-1(i).

6.Effect of Termination.  The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder.

(a)Other than as described in Sections 5(d) and 5(e), above, payment by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive shall constitute the entire obligation of the Company to the Executive.  Other than as described in Section 5(d)(ii), above, medical, dental and other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the Executive’s Separation from Service without regard to any continuation of Base Salary or other payment to the Executive following such Separation from Service, except for any right of the Executive to continue participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law.

(b)Provisions of this Agreement shall survive any Separation from Service if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 7 hereof and the Restrictive Covenants.  The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under the Restrictive Covenants. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after the Termination Date.  The Executive’s right to receive and retain the payments provided under Section 5(d) or 5(e) hereof (other than for his Final Compensation) are expressly conditioned on his continued compliance with his obligations under the Restrictive Covenants and Section 7 hereof.

7.Non-Disparagement.  The Executive shall not make or induce other persons or entities to make any negative statements about the Company, its Affiliates, employees, past or current partners and shareholders, past or present officers, directors, managers, products, services, businesses or reputation.  Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions taken in connection with such proceedings) shall not be subject to this Section 7.

8.Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Exhibit 10.11

9.Covenants Regarding Competition, Solicitation and Confidentiality.  Except as set forth in Section 3(c) above, the Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.

(a)Non-compete.  During employment and for eighteen (18) months after termination of the Executive’s employment for whatever reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or any of its Affiliates do business or undertake any planning for any business competitive with the Company or any of its Affiliates in the United States or Canada. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment by the Company or any of its Affiliates, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Agreement, the business of the Company and its Affiliates shall be defined to include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Executive agrees that, during employment, he will limit his outside activity, whether or not competitive with the business of the Company or any of its Affiliates, so that it does not and, could not reasonably be expected to, give rise to a conflict of interest or otherwise unreasonably interfere with his duties and obligations to the Company or any of its Affiliates.

(b)Non-Solicit.  The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement.

The Executive agrees that during the Restricted Period, the Executive will not, and will not assist any other Person to, (Y) hire or solicit for hiring any employee of the

Exhibit 10.11

Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (Z) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

(c)Until forty-five (45) days after the conclusion of the Restricted Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement.

(d)Confidentiality and Related Matters.  The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Executive may have developed or had access to Confidential Information through his employment and other associations with the Company and its Affiliates. The Executive agrees that he shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Executive shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Executive understands and agrees that this restriction is in addition to any restrictions to which he is bound as a result of his prior employment and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall return to the Company no later than the date on which his employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Executive’s possession or control.

(e)Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose to the Company all Intellectual Property (as defined herein). The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All

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copyrightable works that the Executive creates in the performance of his services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(f)Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of the Agreement, including the restraints imposed upon him pursuant to this Agreement. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in this Agreement, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. So that the Company and its Affiliates may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Agreement shall be tolled, and shall not run, during any period the Executive is in breach thereof. The parties further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.Indemnification.  The Company and the Executive shall, simultaneous with the execution of this Agreement, enter into a directors and officers indemnification agreement substantially in the form attached hereto as Exhibit B, which shall provide coverage to the Executive effective as of the Effective Date.

11.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance

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of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the CEO, or to such other address as either party may specify by notice to the other actually received.

15.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

16.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

17.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19.Governing Law.  This is a Michigan contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Michigan without regard to the conflict of laws principles thereof.

20.Definitions. The following terms shall have the following meanings for purposes of this Agreement.

(a)“Affiliate” means, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

(b)“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and

Exhibit 10.11

financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c)“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off the Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d)“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(e)“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

SKYLINE CHAMPION CORPORATION	TIMOTHY LARSON

__________________________________	______________________________

     Mark J. Yost

     President and CEO

Exhibit 10.11

EXHIBIT A

FORM OF RELEASE

Exhibit 10.11

EXHIBIT B

INDEMNIFICATION AGREEMENT